Exhibit 11.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of Damon Inc.’s Form 1-A/A of our report of Damon Motors Inc. dated September 26, 2024, except for the effects of the recapitalization and the reverse stock split disclosed in Note 25 as to which the date is August 26, 2025, with respect to our audit of the consolidated financial statements of Damon Motors Inc. as of June 30, 2024 and for the year then ended, appearing in this Offering Statement. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

Our report on the consolidated financial statements contains an explanatory paragraph regarding the recapitalization and the reverse stock split described in Note 25 to the consolidated financial statements that were applied to adjust the 2024, 2023 and 2022 financial statements to retroactively reflect the recapitalization and the reverse stock split. We were not engaged to audit, review, or apply any procedures to the 2023 and 2022 financial statements of the Company other than with respect to the recapitalization and the reverse stock split and, accordingly, we do not express an opinion or any other form of assurance on the 2023 and 2022 financial statements taken as a whole.

/s/ Marcum llp

New York, NY

September 9, 2025